Exhibit 4.12

Equity Transfer Agreement

of

Shanghai 360 Changfeng Technology Co., Ltd.

This Agreement is entered into in Chaoyang District, Beijing in December 2021 by and between:

Party A: Shanghai Qiyu Information Technology Co., Ltd. (the “Transferee”)

Address: Room 1118, No.4, 800 Nong, Tongpu Road, Putuo District, Shanghai

Party B: Shanghai Jiehu Internet Technology Co., Ltd. (the “Transferor”)

Address: Room 1029, 10/F, No.89, Yunling East Road, Putuo District, Shanghai

WHEREAS:

1.	Shanghai 360 Changfeng Technology Co., Ltd. (the “Target Company”) is a limited liability company incorporated and validly existing under the laws of China, with its business scope as follows: general items: technical services, technology development, technology consulting, technology transfer in the field of network technology, information technology and computer technology; commercial complex management services; park management services; property management; enterprise management; conference and exhibition services; landscaping engineering construction. (The company may independently carry out the business activities set out in its business license except for those subject to approval in accordance with the law); permitted items: real estate development and operation. (Business activities subject to approval in accordance with the law shall not be carried out unless such approval is obtained from relevant departments. The specific business items shall be subject to approval documents or licenses of relevant departments).

2.	Party A and Party B are the shareholders of the Target Company.
3.

Party A intends to purchase from Party B 30% equity of the Target Company held by Party B (corresponding the registered capital of RMB30 million (not actually paid)), and Party B agrees to transfer to Party A 30% equity of the Target Company held by it (“Target Equity”).

Party A and Party B (hereinafter referred to as a “Party” individually and the “Parties” collectively), through friendly negotiation, have reached an agreement regarding the said equity transfer as follows:

1.	Equity Transfer

1.1

Both Parties acknowledge that Party B agrees to transfer 30% equity of the Target Company held by it (corresponding to the registered capital of RMB30 million (not actually paid)) to Party A at the transfer price of RMB zero (“Equity Transfer Price”).

1.2

The Target Company shall go through the industrial and commercial registration of change for the transfer of the Target Equity in accordance with this Agreement, and Party A and Party B shall provide necessary assistance with respect thereto. For the avoidance of doubt, the industrial and commercial formalities shall be completed within 30 working days from the effective date of this Agreement.

1.3

Both Parties agree that, from the date hereof, Party A shall become the legal owner of the Target Equity and enjoy and undertake all rights and obligations related to the Target Equity (including but not limited to the contribution obligations related to the Target Equity) in accordance with relevant laws and regulations, the Articles of Association of the Company and relevant agreements. Party B shall no longer have any rights, and shall not assume any obligations and responsibilities, related to the Target Equity (including but not limited to the contribution obligations related to the Target Equity).

1.4	Both Parties shall pay any and all taxes in connection with the transfer of the Target Equity in accordance with the laws of China.

2.	Representations, Warranties and Commitments

2.1	Either Party hereby warrants to the other Party that it has all necessary rights and authority to enter into this Agreement and to perform all the obligations hereunder;

2.2	Party B warrants to Party A that it legally owns the Target Equity and has the right to transfer, sell or otherwise dispose of the Target Equity in a lawful manner.

3.	Confidentiality

3.1

Without prior written consent of the other Party, neither Party shall disclose any content of this Agreement, the execution and performance of this Agreement, or any information of the other Party and its affiliates it obtains during the execution and performance of this Agreement to any third party (unless the information is required to be disclosed by relevant laws, regulations, government departments, stock exchanges or other regulatory authorities, or is disclosed to the legal, accounting, commercial and other consultants and authorized employees of both Parties).

3.2	During the term of this Agreement and within 2 years after its termination, these confidentiality clauses shall remain valid.

4.	Liabilities for Breach

4.1

Either Party’s direct or indirect breach of any provision hereof, or failure to undertake or timely and fully undertake its obligations hereunder shall constitute a breach of contract. The non-breaching Party shall have the right to require the breaching Party through a written notice to correct its breach and take sufficient, effective and timely measures to eliminate the consequences of the breach, and to compensate the non-breaching Party for any and all losses caused thereby. In case the breaching Party fails to correct its breach within 10 days upon receipt of the said notice from the non-breaching Party, the non-breaching Party shall have the right to early terminate this Agreement by giving a written notice and hold the breaching Party liable for breach of contract.

4.2

If, after the occurrence of the breach, the non-breaching Party considers in its  reasonable and objective judgment that it is impossible or unfair for it to perform its obligations hereunder, the non-breaching Party shall have the right to notify the breaching Party in writing to early terminate this Agreement, and the breaching Party shall compensate the non-breaching Party for any and all losses caused by the breaching Party’s breach.

5.	Force Majeure

5.1

Force majeure refers to the insurmountable, unforeseeable and unavoidable events of the Parties which prevent, affect or delay either Party’s performance of all or part of its obligations hereunder, including but not limited to natural disasters, wars or any other similar events.

5.2

In the event of a force majeure event, the Party who becomes aware of such event shall promptly and fully notify the other Party in written form and inform the other Party of the possible impact of such event on this Agreement, and provide relevant evidence within a reasonable period of time.

5.3	The Parties shall not be liable to each other for any failure or delay in performance of part or all of the agreement due to the said force majeure events.

6.	Governing Law and Dispute Settlement

6.1	The conclusion, effectiveness, performance, modification, interpretation and termination of this Agreement shall be governed by the laws of China.

6.2

In the event of a dispute, claim or controversy between the Parties arising out of the interpretation or performance of this Agreement or any provision hereof (collectively, "Dispute"), the Parties shall timely and amicably negotiate in good faith to resolve the dispute in a manner most consistent with the Parties' intentions and purposes. If both Parties fail to settle such dispute within 30 days, either Party may submit it to the people's court having jurisdiction at the place where this Agreement is signed for settlement.

7.	Miscellaneous

7.1	This Agreement shall come into force as of the date of signing by both Parties.

7.2	Either Party’s failure to exercise its rights hereunder in a timely manner shall not be deemed to be a waiver of such rights and shall not affect its further exercise of such rights in the future.

7.3

If any provision hereof is invalid or unenforceable in whole or in part for any reason whatsoever, or violates any applicable law, such provision shall be deemed to have been deleted, and the remaining provisions hereof shall remain valid and binding.

7.4

Any and all matters not covered herein shall be agreed upon by both Parties in a supplement agreement in written form after friendly negotiation, and such supplementary agreement shall have the same legal effect as this Agreement.

7.5	Any headings herein are for reference only and shall not affect the meaning and interpretation of this Agreement.

7.6

If the industry and commerce administration authorities so required, the Parties may separately enter into another version of Equity Transfer Agreement to meet the requirements of the industry and commerce administration authorities. In case of any inconsistency between such another version and this Agreement, this Agreement shall prevail.

7.7	This Agreement is made in three copies, with each Party holding one copy and the Target Company saving one copy, all of which shall have the same legal effect.

(End of the body text)

Signature page of the Equity Transfer Agreement of Shanghai 360 Changfeng Technology Co., Ltd.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date and at the place first above written.

Party A: Shanghai Qiyu Information Technology Co., Ltd. (Seal)

Legal /Authorized representative (Signature) /s/ Shanghai Qiyu Information Technology Co., Ltd.

Signature page of the Equity Transfer Agreement of Shanghai 360 Changfeng Technology Co., Ltd.

IN WITNESS WHEREOF, this Agreement has been signed by the Parties on the date and at the place first above written.

Party B: Shanghai Jiehu Internet Technology Co., Ltd. (Seal)

Legal/Authorized representative (Signature) /s/ Shanghai Jiehu Internet Technology Co., Ltd.